Exhibit 5


                                       November 24, 1998

Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

I am an Assistant General Counsel of Sears, Roebuck and Co. ("Sears). I have examined (i) Registration Statement No. 333-62847 as filed with the Securities and Exchange Commission on September 3, 1998 and as amended on September 11, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $5,000,000,000 aggregate principal amount of debt securities (the "Debt Securities") of Sears Roebuck Acceptance Corp. (the "Company"), for several offerings to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act; (ii) the final prospectus, dated November 19, 1998 (the "Prospectus"), relating to the offering and sale of $6,992,200,000 aggregate principal amount of Debt Securities, which is part of the Registration Statement, and the Prospectus Supplement, dated November 19, 1998 (the "Prospectus Supplement"), relating to the offering and sale of $300,000,000 aggregate principal amount of 6.50% Notes due December 1, 2028 (the "6.50% Notes") of the Company; (iii) the Indenture dated as of May 15, 1995 between the Company and Chase Manhattan Bank, as Trustee, governing the Debt Securities; (iv) (a) the Underwriting Agreement dated September 19, 1997 among the Company, Sears, Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (b) the Pricing Agreement dated November 19, 1998 among the Company, Sears, Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Representatives of the several Underwriters identified in Schedule I thereto, relating to the sale of the 6.50% Notes; and (v) the form of the 6.50% Notes. I am familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Notes.

I am of the opinion that each of the 6.50% Notes are legally issued and binding obligations of the Company in accordance with their terms, subject to insolvency, bankruptcy, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally or by general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). In giving the above opinion, I have relied, with their permission, on an opinion from Morris, Nichols, Arsht & Tunnell addressed to me and dated November 24, 1998.

I consent to the incorporation by reference of this opinion into the Registration Statement and to the references to me in the Prospectus and Prospectus Supplement.

                                       Very truly yours,


                                       /s/Nancy K. Bellis
                                       Nancy K. Bellis